                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Triad Hospitals, Inc. Employee Stock Purchase Plan, Triad Hospitals, Inc. Retirement Savings Plan, Triad Hospitals, Inc. Management Stock Purchase Plan, and Triad Hospitals, Inc. 1999 Long-Term Incentive Plan of our report dated February 14, 2001 with respect to the consolidated balance sheets of Triad Hospitals Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2000, included in the Form 10-K for the year ended December 31, 2000.



Dallas, Texas
February 14, 2001